Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements of Jo-Ann Stores, Inc. listed below of our reports dated March 10, 2011, with respect to the consolidated financial statements of Jo-Ann Stores, Inc. and the effectiveness of internal control over financial reporting of Jo-Ann Stores, Inc., included in this Annual Report (Form 10-K) for the year ended January 29, 2011.

Form	Registration Number
S-8	333-72445	1998 Incentive Compensation Plan
S-8	333-128157	1998 Incentive Compensation Plan
S-8	333-11653	Employees’ Savings and Profit-Sharing Plan
S-8	333-55280	Jo-Ann Stores, Inc. Savings Plan 401(k)
S-8	333-137187	Jo-Ann Stores, Inc. Savings Plan 401(k)
S-8	333-151587	Jo-Ann Stores, Inc. 2008 Incentive Compensation Plan
S-8	333-151609	Jo-Ann Stores, Inc. 2008 Associate Stock Ownership Plan
S-8	333-167550	Jo-Ann Stores, Inc. 1998 Incentive Compensation Plan

/s/ Ernst & Young LLP
Cleveland, Ohio
March 10, 2011

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